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                                 EXHIBIT 21.1

                         SUBSIDIARIES OF REGISTRANT


Boss Manufacturing Holdings, Inc., a Delaware corporation
Boss Manufacturing Company, a Delaware corporation
Boss Balloon Company, an Illinois corporation
Boss Manufacturing Real Estate, Inc., a Delaware corporation
Boss Canada, Inc., a foreign corporation